Exhibit 99.1

Barnes & Noble Reports Holiday Sales Results

Core Comparable Sales Increase of 1.6% Marks Second Consecutive Holiday Increase

Company Reiterates Full-Year Outlook

NEW YORK--(BUSINESS WIRE)--January 7, 2016--Barnes & Noble, Inc. (NYSE: BKS) today reported sales for the nine-week holiday period ending January 2, 2016. Core comparable store sales, which exclude NOOK products, increased 1.6%, marking the second consecutive holiday increase.

“We are pleased with the performance of our bookstores during the holiday period, with core comparable store sales increasing 1.6% on top of a 1.7% increase a year ago," said Ron Boire, Chief Executive Officer of Barnes & Noble, Inc. "We were also encouraged by the improved performance of BN.com during December, as the site remained stable and traffic improved through the holiday period. As we look ahead, we see further opportunities to improve the experience and increase conversion on BN.com.”

Retail sales, which include Barnes & Noble stores and BN.com, were $1.1 billion, decreasing 0.8% due to lower online sales and store closures. Comparable store sales, including NOOK products, increased 0.6% for the holiday period.

NOOK sales of $41.2 million decreased 25.8%. Digital content sales were $21.3 million and device and accessory sales were $19.9 million for the holiday period.

Based on the holiday sales results, the Company continues to expect fiscal 2016 core comparable store sales to increase approximately 1%, and comparable store sales to be approximately flat. The Company also continues to expect full fiscal year EBITDA losses in the NOOK segment to decline versus the prior year.

Barnes & Noble, Inc. will report third quarter results on or about March 3, 2016.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products. The Company operates 640 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com). The NOOK Digital business offers a lineup of popular NOOK (www.nook.com) and UK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4 million digital books in the US plus periodicals, comics, apps, movies and TV shows, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business and the digital business not being able to perform its obligations under the Samsung commercial agreement and the consequences thereof, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s online and other initiatives, effects on Barnes & Noble and its remaining businesses resulting from the separation of Barnes & Noble Education, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 2, 2015, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com